Exhibit 10(iv)n

REINSTATEMENT AND FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS REINSTATEMENT AND FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this “First Amendment”) is made as of the 27th day of April, 2006 (the “First Amendment Date”), by and among AUGUSTA-OXFORD ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership, RIVERCREEK APARTMENTS LIMITED PARTNERSHIP, a South Carolina limited partnership, and SHELTER PROPERTIES VI LIMITED PARTNERSHIP, a South Carolina limited partnership (each, a “Seller” and, collectively, the “Sellers”), and CHARTWELL AUGUSTA, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

WHEREAS, the Sellers and Purchaser entered into that certain Purchase and Sale Contract dated as of October 20, 2005 (the “Contract”), for the real properties identified therein; and,

WHEREAS, pursuant to Section 3.2 of the Contract, Purchaser terminated the Contract by written notice dated December 16, 2005;

WHEREAS, the Initial Deposit was returned to Purchaser on December 21, 2005;

WHEREAS, the Sellers and Purchaser desire to reinstate and amend the Contract on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Contract and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser agree to amend the Contract as follows:

AGREEMENT:

1.

Reinstatement.  The Contract, as amended herein, is hereby reinstated, ratified and affirmed as of the First Amendment Date.

2.

Purchase Price and Seller Information Schedule.  Section 2.2 of the Contract, and the Seller Information Schedule attached to the Contract, are amended to provide that the Base Purchase Price for each Property is as stated on Schedule 1 attached hereto.  The Seller Information Schedule and the Contract are hereby amended to the extent required to be consistent with the revised Base Purchase Prices reflected on Schedule 1.  The Base Purchase Prices set forth on Schedule 1 is in full satisfaction of all issues and objections raised by Purchaser regarding the Properties.  The allocations of Base Purchase Prices for the Properties set forth on Schedule 1 have been established by Purchaser, and Sellers have not, in any way, influenced such allocations among the Properties.

3.

Deposit.

3.1

Initial Deposit.  Within 1 Business Day after the First Amendment Date, Purchaser shall re-deliver to Escrow Agent the Initial Deposit by wire transfer of Good Funds.

3.2

Additional Deposit.  Within 1 Business Day after the First Amendment Date, Purchaser shall deliver to Escrow Agent the Additional Deposit by wire transfer of Good Funds.

3.3

Non-Refundable.  The Initial Deposit and the Additional Deposit, when received by Escrow Agent, shall be non-refundable (except as expressly set forth in the Contract), and shall be held, credited and disbursed in the same manner as provided in the Contract with respect to the Deposit.

4.

Expiration of Feasibility Period; Approval of the Properties.  The Feasibility Period under the Contract shall be deemed to have expired for all purposes under the Contract on the First Amendment Date.  Purchaser hereby acknowledges and agrees that it has completed its review of the Properties and hereby waives its right to further object (pursuant to Sections 3.2, 3.5, 3.6, 4.3 or 11.4.1 of the Contract or otherwise) to any matter concerning the physical condition of the Property, the Property Contracts, the Leases, the Miscellaneous Property Assets, the Title Documents, the Surveys, or otherwise with respect to the Property.  Purchaser agrees that Sellers have made all required deliveries required under the Contract (including, without limitation, the Materials, the Title Documents, the Surveys and the Updated Materials (as defined below)) and performed all of Sellers’ required obligations under the Contract through the First Amendment Date.  Purchaser agrees that (a) Purchaser’s right to terminate the Contract is irrevocably waived, (b) the Deposit (including the Initial Deposit and Additional Deposit to be delivered to Escrow Agent as required hereunder) is non-refundable (except only as set forth in the Contract), and (c) Purchaser’s obligation to purchase the Properties is non-contingent and unconditional except only for satisfaction of the conditions expressly stated in Section 8.1 of the Contract.  Notwithstanding the foregoing, Purchaser acknowledges: (Y) receiving from Sellers updated Rent Rolls and Property Contracts (collectively, the “Updated Materials”), and that the Updated Materials do not disclose any violations of any of Seller’s Representations or of any of Sellers’ covenants set forth in the Contract, and (Z) having a full and complete opportunity to visit and inspect the Properties and review all files and documents located at the Properties, or otherwise made available, prior to the execution of this First Amendment and expressly and specifically re-affirms the provisions set forth in Section 6.2 of the Contract, including, without limitation, the “AS IS”, WHERE IS” and “WITH ALL FAULTS” nature of the acquisition of the Properties.

5.

The Closing Date.  The first sentence of Section 5.1 of the Contract is hereby amended and restated in its entirety as follows:

“5.1

Closing Date.  The Closing shall occur on June 30, 2006 (the “Closing Date”), through an escrow with Escrow Agent, whereby the Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.”

6.

Springhouse Property.

6.1

Section 11.4.1 of the Contract is amended and restated in its entirety as follows:

“11.4.1

Purchaser acknowledges that the Seller of the Springhouse Property has adequately and sufficiently disclosed to Purchaser the occurrence and extent of a fire casualty at the Springhouse Property that occurred in August 2005 (prior to the Effective Date) (the “Springhouse Casualty”).  Purchaser further acknowledges that it has inspected the Springhouse Property and accepts the Springhouse Property “AS-IS, WHERE-IS” as provided in this Contract, notwithstanding the Springhouse Casualty and waives any rights to terminate this Contract arising out of the Springhouse Casualty.  Notwithstanding the actual costs of repair or the total cost of the damage in connection with the Springhouse Casualty, and in sole satisfaction of the Springhouse Casualty, at the Closing, the Seller of the Springhouse Property shall assign to Purchaser all rights, and Purchaser shall assume from such Seller all obligations, associated with the insurance and insurance claim (the “Springhouse Insurance Claim”) in connection with the Springhouse Casualty, pursuant to the Springhouse Insurance Assignment; provided, however, Purchaser acknowledges that the insurer may, in the insurer’s sole and absolute discretion, make insurance payments to the Springhouse Seller, in which event the Springhouse Seller shall promptly pay to Purchaser the amounts paid to the Springhouse Seller from such insurer, to the extent the same have not been used or applied by the Springhouse Seller for Repairs (as defined below) pursuant to Section 11.4.2.  From and after the Closing, Purchaser shall be solely responsible for the costs of completing any repairs arising out of or necessitated by the Springhouse Casualty.  Purchaser recognizes and agrees that (A) prior to the Closing, the Seller of Springhouse may have commenced clean-up, demolition, reconstruction and other repairs (“Repairs”) in connection with the Springhouse Casualty and may have utilized all or a portion of the deductible and some or all of the insurance proceeds to do so, and (B) the post-Closing release to Purchaser of any insurance proceeds retained (the “Retained Proceeds”) by the applicable insurer (the “Insurance Administrator”) shall be subject to delivery of certain completion documentation and other requirements imposed by the Insurance Administrator.  Further, after the Closing, Purchaser shall be solely responsible for the costs of completing any Repairs arising out of or necessitated by the Springhouse Casualty and for any contracts executed by the Springhouse Seller with respect to such Repair.  As of the First Amendment Date, the Springhouse Seller believes (without representation or warranty) that it has utilized approximately $85,000 of the insurance proceeds with respect to matters pertaining to the Springhouse Casualty.”

6.2

Section 11.4.2 of the Contract is amended and restated in its entirety as follows:

“11.4.2

After the expiration of the Feasibility Period, Springhouse Seller shall diligently pursue:  completing the claims adjustment process, preparing construction plans (the “Plans”), obtaining required permits, soliciting bids for necessary construction work, selecting a contractor (the “Contractor”), and negotiating and executing a construction contract (the “Construction Contract”).  Springhouse Seller agrees that it will submit the Plans, the proposed Contractor, and the Construction Contract to Purchaser for Purchaser’s approval (it being agreed that each such item may be submitted to Purchaser for approval at different times), which approval shall not be unreasonably withheld.  If Purchaser is requested to consent to any item pursuant to this subsection and Purchaser fails to respond to the Springhouse Seller’s request for approval within five business days after such request, then Purchaser shall be deemed to have consented to the requested item.  Subject to the limitations and required approvals set forth in this Section 11.4.2, Purchaser acknowledges and agrees that the Springhouse Seller may commence such Repairs (as defined in Section 11.4.1 of the Contract) that the Springhouse Seller deems reasonably necessary to the Springhouse Property and may process the Springhouse Insurance Claim as the Springhouse Seller deems reasonable.  If the Springhouse Seller conducts any significant reconstruction or repair of the Springhouse Property related to the Springhouse Casualty, it shall do so in material conformity with the Plans approved by Purchaser and shall not materially deviate from such Plans except with the prior approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned).  Further, after the expiration of the Feasibility Period, the Springhouse Seller shall reasonably consult with Purchaser about the processing of the Springhouse Insurance Claim and shall not undertake any material actions with respect to the Springhouse Insurance Claim without the prior approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned).  Purchaser acknowledges and agrees that post-Closing, it may be obligated to continue with contractors and consultants used by the Springhouse Seller and that such contracts, including the Construction Contract, shall be “Property Contracts” hereunder.  Purchaser acknowledges that, post-Closing, neither the Springhouse Seller nor such Seller's affiliates shall manage or otherwise be involved with any further Repair Work unless the Springhouse Seller and Purchaser agree, in their respective sole and absolute discretions, on appropriate compensation to be paid to the Springhouse Seller or its affiliates for such work.”

6.3

A new Section 11.4.4 is added to the Contract and reads as follows:

"11.4.4

Personal Property Credit.  Purchaser acknowledges that the Springhouse Seller has been using parts and other personal property (the "Springhouse Personal Property") from the vacant buildings to maintain the operational buildings.  To the extent that the Springhouse Seller does not replace any of such Springhouse Personal Property prior to the Closing, Purchaser shall receive a credit against the Purchase Price for the Springhouse Property in an amount equal to the replacement cost for such Springhouse Personal Property, provided that such credit shall not exceed $50,000."

7.

The last paragraph of Section 8.2 is deleted in its entirety and the following is substituted in lieu thereof:

"If a Seller fails to obtain any consents required by Sections 8.2.4(a) or 8.2.6, and this Contract is terminated and the Properties are not conveyed to Purchaser because of such failure, then each Seller shall pay Purchaser its direct and actual due diligence out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with such Seller's Property, which damages shall not exceed $50,000.00 (individually) for each Property so terminated.  Additionally, Sellers shall provide written notice to Purchaser when either all consents required by Sections 8.2.4(a) or 8.2.6 have been obtained by all Sellers or Sellers have waived the condition precedents contained in Sections 8.2.4(a) or 8.2.6."

8.

Exhibit I.  Exhibit I to the Contract is amended and restated in its entirety as Exhibit I to this First Amendment.

9.

General Provisions.  The following provisions shall apply with respect to this First Amendment:

9.1

Except as modified herein, the Contract is in full force and effect and is hereby ratified by Purchaser and the Sellers.

9.2

Capitalized terms not defined herein shall have the same meaning as set forth in the Contract.

9.3

In the event of any conflict between the Contract and this First Amendment, the terms and conditions of this First Amendment shall control.

9.4

This First Amendment may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement.  Executed copies hereof may be delivered by telecopier and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered thereafter.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the First Amendment Date.

SELLERS:

AUGUSTA-OXFORD ASSOCIATES LIMITED PARTNERSHIP,

a Maryland limited partnership

By:

AIMCO/AUGUSTA, L.L.C.,

a Delaware limited liability company,

Its General Partner

By:

AIMCO PROPERTIES, L.P.

a Delaware limited partnership

Its General Partner

By:

AIMCO-GP, INC.

a Delaware corporation

Its General Partner

By:

     /s/Steven D. Cordes

Name:

Steven D. Cordes

Title:

Senior Vice President

AND

By:

OXFORD EQUITIES CORPORATION,

an Indiana corporation

Its General Partner

By:

     /s/Steven D. Cordes

Name:

Steven D. Cordes

Title:

Senior Vice President

[Sellers’ signatures continued on following page]

RIVERCREEK APARTMENTS LIMITED PARTNERSHIP,

a South Carolina limited partnership

By:

AMREAL CORPORATION,

a South Carolina corporation

Its General Partner

By:

     /s/Steven D. Cordes

Name:

Steven D. Cordes

Title:

Senior Vice President

SHELTER PROPERTIES VI LIMITED PARTNERSHIP,

a South Carolina limited partnership

By:

SHELTER REALTY VI CORPORATION,

a South Carolina corporation,

Its Corporate General Partner

By:

     /s/Steven D. Cordes

Name:

Steven D. Cordes

Title:

Senior Vice President

[Purchaser’s signature page follows]

PURCHASER:

CHARTWELL AUGUSTA, LLC,

a Delaware limited liability company

By:

     /s/Christopher Wyatt

Name:

Christopher Wyatt

Title:

Managing Member